Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and AllianceBernstein L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and AllianceBernstein L.P., a Delaware limited partnership and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 28th day of April, 2014, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to an investment portfolio of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, in connection with a company rebranding, the JNL/AllianceBernstein Dynamic Asset Allocation Fund will be renamed the JNL/AB Dynamic Asset Allocation Fund.

Whereas, pursuant to this fund name change, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to update the fund name, as outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2015, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 17th day of August 2015, effective September 28, 2015.

Jackson National Asset Management, LLC		AllianceBernstein L.P.
By:	/s/ Mark D. Nerud	By:	Daniel A. Notto
Name:	Mark D. Nerud	Name:	Daniel A. Notto
Title:	President and CEO	Title:	Assistant Secretary

Schedule A
Dated September 28, 2015
(Fund)

JNL/AB Dynamic Asset Allocation Fund

A-1

Schedule B
Dated September 28, 2015
(Compensation)

JNL/AB Dynamic Asset Allocation Fund
Average Daily Net Assets	Annual Rate
$0 to $250 Million	0.40%
$250 Million to $500 Million	0.35%
Amounts over $500 Million	0.30%

B-1